Exhibit (a)(3)

[FORM OF LETTER TO UNIT HOLDERS]

October 30, 2001


TO:          UNIT HOLDERS OF [NAME OF PARTNERSHIP]

SUBJECT:     OFFER TO PURCHASE UNITS

Dear Unit Holder:

         As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer"),SUTTER OPPORTUNITY FUND, LLC; SUTTER OPPORTUNITY FUND 2, LLC; SUTTER CAPITAL MANAGEMENT, LLC; and CNL ACQUISITION FUND, LLC (collectively the "Purchasers") are offering to purchase up to[MAXIMUM OFFER] Units of limited partnership interest (the "Units") in [NAME OF PARTNERSHIP], a Florida limited partnership (the "Partnership") at a purchase price equal to:

                         [OFFER PRICE PER UNIT] per Unit

 The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in [NAME OF PARTNERSHIP] without the usual transaction costs associated with market sales or partnership transfer fees.

After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (printed on yellow paper) and Change of Address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                           MacKenzie Patterson, Inc.,
                               1640 School Street
                            Moraga, California 94556
                            Telecopy: (925) 631-9119

         If you have any questions or need assistance, please call the Purchasers at 800-854-7835.

               This Offer expires (unless extended) December 7, 2001.

[INSERTS FOR COMPLETION OF EACH LETTER]

Name of                                     Offer Price                  Maximum
Partnership                                 Per Unit                     Offer
-----------                                 --------                     -------

CNL Income Fund, Ltd.                       $175.00                        1,500
CNL Income Fund II, Ltd.                    $220.00                        2,500
CNL Income Fund III, Ltd.                   $215.00                        2,500
CNL Income Fund IV, Ltd.                    $230.00                        3,000
CNL Income Fund V, Ltd.                     $225.00                        2,500
CNL Income Fund VI, Ltd.                    $305.00                        3,500
CNL Income Fund VII, Ltd.                   $  0.60                    1,500,000
CNL Income Fund VIII, Ltd.                  $  0.65                    1,750,000
CNL Income Fund IX, Ltd.                    $  6.00                      175,000
CNL Income Fund X, Ltd.                     $  6.02                      200,000
CNL Income Fund XI, Ltd.                    $  6.61                      200,000
CNL Income Fund XII, Ltd.                   $  6.37                      225,000
CNL Income Fund XIII, Ltd.                  $  6.00                      200,000
CNL Income Fund XIV, Ltd.                   $  6.17                      225,000
CNL Income Fund XV, Ltd.                    $  6.00                      200,000
CNL Income Fund XVI, Ltd.                   $  6.00                      225,000
CNL Income Fund XVII, Ltd.                  $  6.00                      150,000
CNL Income Fund XVIII, Ltd.                 $  6.00                      175,000